EXHIBIT 99.1

5673 Airport Road Roanoke, VA 24012 Phone (540) 362-4911 Fax (540) 561-1448

CONTACT: Sheila Stuewe
Sstuewe@AdvanceAutoParts.com
(540) 561-3281

ADVANCE AUTO PARTS ANNOUNCES SENIOR EXECUTIVE PROMOTIONS

Roanoke, Virginia, August 14, 2003 — To lead the continued growth of Advance Auto Parts, Inc. (NYSE: AAP), the nation’s second largest retailer of automotive parts, four senior executive promotions were announced today by Larry Castellani, Chairman and Chief Executive Officer.

Jim Wade, President, has been assigned the responsibility for the strategic and operational management of the company. Since joining the Company in 1994, Mr. Wade has served in numerous key leadership positions. His leadership and strategic vision were instrumental in the successful growth of the Company from 300 stores to almost 2,500 stores today.

Jeff Gray, has been promoted to Senior Vice President and Chief Financial Officer from Senior Vice President and Controller. Prior to Mr. Gray’s promotion, Mr. Wade held the title of President and Chief Financial Officer. Mr. Gray joined the Company in 1994 and has led the day-to-day operations of the financial team for the last three years. He will report to Larry Castellani, the Company’s Chairman and Chief Executive Officer.

Mike Coppola, has been promoted to Executive Vice President and Chief Operating Officer from Senior Vice President – Merchandising and Marketing. Mr. Coppola joined the company in 2001 and has taken the lead on numerous initiatives including developing the Company’s marketing, merchandising, and new store design strategies, as well as launching category management. In his new position, he will continue to lead the merchandising and marketing teams and also will have reporting to him store operations, store support, logistics and advertising. Prior to joining the Company, Mr. Coppola spent 34 years in the retail grocery business, at Tops Markets, a $3 billion grocery chain headquartered in Buffalo, New York. He will report to Mr. Wade, the Company’s President.

Paul Klasing, Executive Vice President – Merchandising and Marketing has been promoted to Executive Vice President – Stores. Mr. Klasing joined the Company in 1995 and has proven to be a strong leader in both merchandising and store operations. The Company’s five Senior Vice Presidents of Store Operations will report to him. Prior to joining the Company, Mr. Klasing held diverse positions in store operations and merchandising with other retailers in the automotive aftermarket. He will report to Mr. Coppola, Chief Operating Officer.

Along with Bob Hedrick, Senior Vice President of Human Resources, and Larry Castellani, Chairman and Chief Executive Officer, these individuals will make up the Company’s Executive Committee.

“We are excited about the future of our Company. These proven and experienced leaders will continue to position our team to proactively respond to opportunities and challenges,” commented Larry Castellani, the Company’s Chairman and Chief Executive Officer.

The Company also announced today, that David Reid has resigned from his position as Chief Operating Officer and has left the Company to pursue other interests.

“David has made a significant contribution to our Company during the past nineteen years,” added Larry Castellani, “We wish him the best in his future endeavors.”

Advance Auto Parts, Inc., based in Roanoke, Va., is the second largest retailer of automotive parts in the United States. At July 12, 2003, the Company had 2,482 stores in 37 states, Puerto Rico and the Virgin Islands. The Company serves both the do-it-yourself and professional installer markets.

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